Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to Registration Statement No. 153584 on Form S-3 of our report dated June 10, 2010 (August 17, 2010 as to the subsequent events described in Note 18), relating to the financial statements and financial statement schedules of Kilroy Realty, L.P. (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of new accounting provisions), appearing in Kilroy Realty, L.P.’s General Form for Registration of Securities on Form 10 filed on August 18, 2010. We also consent to the reference to us under the heading “Experts” in such Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Los Angeles, California

September 15, 2010